Mail Stop 3561

                              February 3, 2006


By U.S. Mail

Mr. Jeffrey B. DeBoer
Senior Vice President and Chief Executive Officer
Lithia Motors, Inc.
360 E. Jackson Street
Medford, Oregon 97501

	RE:	Lithia Motors, Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
	Filed March 15, 2005
	File No. 1-15035

Dear Mr. DeBoer:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Branch Chief


??

??

??

??




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE